Exhibit 10.4

December 12, 2017

Lawrence A. Goodfield, Jr.

Dear Lawrence:

It is with great pleasure that we extend to you an offer to join Drive Shack Inc., 1345 Avenue of the Americas, 45th Floor, New York, NY 10105, (212) 479-3195 (the “Company”), as set forth below.  This letter is referred to herein as the “Letter Agreement.”

Title and Start Date:
You and the Company acknowledge and agree that this Letter Agreement and your transfer to Drive Shack are subject to the approval of SoftBank Group Corp. (“SoftBank”).  Subject to this SoftBank approval, beginning on January 1, 2018 (the “Start Date”), you will devote your full working time to the Company as Chief Financial Officer, Chief Accounting Officer & Treasurer, reporting to the Chief Executive Officer & President, except that you may take on other work that has been discussed with the Company’s Board.

Work Location:	Your principal work location will be New York, NY, in addition to travel as required in connection with the performance of your duties.

Compensation:
Your base salary will be paid at the rate of $200,000 per annum on a salary basis to compensate you for all hours you work, regardless of whether more or less than 40 in a regularly scheduled workweek.  You are an exempt employee.  As defined by federal and state regulations, an exempt employee is not eligible for overtime compensation.  You will be paid twice a month with a pay date of the 15th and last day of each month.  On each pay date, you will be paid for the hours you worked during the prior pay period.  Based on your anticipated start date, you will receive your first pay on January 15, 2018. The Company reserves the right to modify its payroll practices and payroll schedule at its sole discretion, consistent with applicable law.

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Employment Offer Letter Lawrence A. Goodfield, Jr. December 12, 2017	2 of 7

As additional compensation, you may be eligible to participate in a bonus incentive plan.  In order to be eligible for any bonus while employed at the Company, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment.  The Company reserves the right, at its sole discretion, to change, rescind, amend, suspend, discontinue, and/or otherwise modify any section of, or the entire plan at any time without advance notification.

Work Authorization:
Employment with the Company is contingent upon your provision of documentation establishing your identity and unrestricted authorization to work in the United States within the time period specified by law.  If you are unsure whether you have unrestricted authorization, please contact Ellen Barrera at 212-497-2955.

Policies and Procedures:
You agree to comply fully with all the Company policies and procedures applicable to employees, as amended and implemented from time to time, including, without limitation, tax, regulatory and compliance procedures.

Employment Relationship:
This Letter Agreement is not a contract of employment for any specific period of time, and subject to the notice provisions herein, your employment is “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever.  In each case where the term “the Company” is used in this Letter Agreement it shall mean, in addition to the Company, any affiliate of the Company by whom you may be employed on a full-time basis at the applicable time.

If you resign from your employment with the Company, you must provide ninety (90) days advance written notice to the Company (the “Notice Period,” which Notice Period shall be considered a “Protective Covenant” (as hereinafter defined) for purposes of this Letter Agreement).  The Company may, in its sole discretion, direct you to cease performing your duties, refrain from entering the Company’s offices and restrict your access to the Company systems, trade secrets and confidential information, in each case during all or part of the Notice Period.  During the Notice Period, you shall continue to be an employee of the Company, the Company shall continue to pay you your base salary and benefits, and you shall be entitled to all other benefits and entitlements (subject to clause (iii) below) as an employee until the end of the Notice Period, except that (i) you will not be entitled to receive any bonus not already paid prior to the commencement of the Notice Period; (ii) your base salary, benefits, and entitlements will cease if you breach any of your agreements with or obligations to the Company or its affiliates, including, without limitation, choosing to resign or otherwise stop performing your duties before the end of the Notice Period, or breaching any of those “Protective Covenants” set forth below and incorporated herein; (iii) you will not accrue any further vacation during the Notice Period, and during the Notice Period you will use any and all accrued, unused vacation you may have as of the commencement of the Notice Period; and (iv) such Notice Period shall be disregarded for purposes of the vesting of equity, if any.

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Employment Offer Letter Lawrence A. Goodfield, Jr. December 12, 2017	3 of 7

Benefits:
You (and your spouse, registered domestic partner and/or eligible dependents, if any) shall be entitled to participate in the same manner as other similarly situated employees of the Company in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of such employees generally, subject to satisfying the applicable eligibility requirements.  Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.  Notwithstanding the foregoing, the Company may, consistent with applicable law, prospectively modify or terminate any employee benefit plan at any time.

Paid Time Off:
You may be eligible for Paid Time Off pursuant to the Company’s Paid Time Off (PTO) Policy.  Please refer to the PTO Policy for more details.  Requests for approval of timing of PTO shall be submitted in accordance with Company policy.  The amount of PTO days provided per year may be modified, consistent with applicable law, in the discretion of the Company.

Protective Covenants:
You shall not, directly or indirectly, without prior written consent of the Company, at any time during your employment hereunder or for six (6) months thereafter if you resign your employment or are terminated for Cause (which six (6) month period shall be inclusive of the Notice Period (as defined above)), be involved or connected in any manner (including, but not limited to, provide consultative services to, own, manage, operate, join, control, participate in, be engaged in, and/or employed by) any business, individual, partner, firm, corporation, or other entity that competes with (any such action, individually, and in the aggregate, to “compete with”), the Company anywhere in the United States of America, including, but not limited to, any such business, individual, partner, firm, corporation, or other entity engaged in the business of operating amusement or eatertainment venues.  Notwithstanding anything else herein, the mere “beneficial ownership” by you, either individually or as a member of a “group” (as such terms are used in Rule 13(d) issued under the United States Securities Exchange Act of 1934, as amended from time to time) of not more than five percent (5%) of the voting stock of any public company shall not be deemed a violation of this Letter Agreement.

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Employment Offer Letter Lawrence A. Goodfield, Jr. December 12, 2017	4 of 7

You further agree that you shall not, directly or indirectly, for your benefit or for the benefit of any other person (including, without limitation, an individual or entity), or knowingly assist any other person to during your employment with the Company and for twelve (12) months thereafter, in any manner:

(a)          hire or Solicit (as hereinafter defined) the employment or services of any person who provided services to the Company or any member of the Company Group, as an employee, independent contractor or consultant at the time of termination of your employment with the Company, or within six (6) months prior thereto;

(b)          Solicit any person who is an employee of the Company or any member of the Company Group to apply for or accept employment with any enterprise;

(c)          accept employment or work, in any capacity (including as an employee, consultant or independent contractor), with any firm, corporation, partnership or other entity that is, directly or indirectly, owned or controlled by any Former Employee of the Company involving the provision of services that are substantially similar to the services that you provided to the Company at any time during the twelve months prior to your termination of employment with the Company;

(d)          Solicit or otherwise attempt to establish any business relationship (in connection with any business in competition with the Company with any limited partner, investor, person, firm, corporation or other entity that is, at the time of your termination of employment, or was a Client, Investor or Business Partner of the Company or any member of the Company Group; or

(e)          Interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and any member of the Company Group and the respective Clients, Investors, Business Partners, or employees of the foregoing entities.

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Employment Offer Letter Lawrence A. Goodfield, Jr. December 12, 2017	5 of 7

For purposes of this Letter Agreement, the term “Solicit” means (a) active solicitation of any Client, Investor, or Business Partner or Company employee; (b) the provision of non-public information regarding any Client, Investor, or Business Partner or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client, Investor, or Business Partner or attempting to hire any such Company employee; (c) participation in any meetings, discussions, or other communications with any third party regarding any Client, Investor, or Business Partner or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client, Investor, or Business Partner or employ such Company employee; or (d) any other passive use of non-public information about any Client, Investor, or Business Partner, or Company employee which has the purpose or effect of assisting a third party to obtain business from Clients, Investors, or Business Partners, assisting a third party to hire any Company employee or causing harm to the business of the Company.

For purposes of this Letter Agreement, the term “Client,” “Investor,” or “Business Partner” shall mean (A) anyone who is or has been a Client, Investor, or Business Partner of any member of the Company Group during your employment; and (B) any prospective Client, Investor, or Business Partner to whom any member of the Company Group made a new business presentation (or similar offering of services) at any time during the one (1) year period immediately preceding, or two (2) month period immediately following, your employment termination (but only if initial discussions between any member of the Company Group and such prospective Client, Investor, or Business Partner relating to the rendering of services occurred prior to the termination date).  Notwithstanding the preceding paragraph, the Protective Covenants shall not apply to Clients who are currently your clients at your current employer.

For purposes of this Letter Agreement, the term “Former Employee” shall mean anyone who was an employee of or exclusive consultant to any member of the Company Group as of, or at any time during the one-year period immediately preceding, the termination of your employment.

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Employment Offer Letter Lawrence A. Goodfield, Jr. December 12, 2017	6 of 7

Any works of authorship, databases, discoveries, developments, improvements, computer programs, or other intellectual property, etc.  (“Works”) that you make or conceive, or have made or conceived, solely or jointly, during the period of your employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to or useful in the current or anticipated business or activities of any member of the Company Group; (ii) fall within your responsibilities as employed by the Company; or (iii) are otherwise developed by you through the use of the confidential information, equipment, software, or other facilities or resources of any member of the Company Group or at times during which you are or have been an employee constitute “work for hire” under the United States Copyright Act, as amended.  If for any reason any portion of the Works shall be deemed not to be a “work for hire,” then you hereby assign to the Company all rights, title and interest therein and shall cooperate to establish the Company’s ownership rights, including the execution of all documents necessary to establish the Company’s exclusive ownership rights.

As a condition of employment, you will be required to sign a Confidentiality and Proprietary Rights Agreement, in a form acceptable to the Company, and that agreement shall remain in full force and effect after it is executed and following termination of your employment for any reason with the Company or any of its affiliates.  The obligations set forth in such agreement shall be considered “Protective Covenants” for purposes of this Letter Agreement and are incorporated herein by reference.

The provisions set forth above in (or incorporated into) this “Protective Covenants” section, together with the Notice Period above, are collectively referred to in this Letter Agreement as the “Protective Covenants” (and each is a “Protective Covenant”).

“Cause” means (i) your misconduct or gross negligence in the performance of your duties to the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board of Directors of Drive Shack Inc. (the “Board”); (iii) your commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony, or any crime involving moral turpitude; (iv) your failure to cooperate in any audit or investigation of the business or financial practices of any member of Drive Shack Inc. or any of its direct or indirect subsidiaries (collectively, the “Company Group”); (v) your performance of any act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the property of any member of the Company Group; or (vi) your breach of this Letter Agreement or any other agreement with a member of the Company Group, or a violation of the  code of conduct or other written policy of any such entity.

This Letter Agreement supersedes any prior representations or agreements, whether written or oral, and, along with the Company’s policies and procedures in the employee handbook, sets forth the terms of your employment with the Company.  This Letter Agreement may only be modified by a written agreement signed by you and an officer of the Company.

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Employment Offer Letter Lawrence A. Goodfield, Jr. December 12, 2017	7 of 7

This Letter Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York without regard to conflict of laws principles.  All actions and proceedings relating directly or indirectly to this Letter Agreement shall be litigated in any state court or federal court located in the State of New York, County of New York.

If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this Letter Agreement in the space provided below and return a copy to Ellen Barrera (ebarrera@driveshack.com), to indicate your acceptance.  We look forward to you joining the Company.

This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument.

This offer expires on December 21, 2017.

Sincerely,

DRIVE SHACK INC.

By: _____________________

By signing below, I affirm my understanding of, and agreement to, the terms and conditions set forth above, and hereby accept this offer of employment.  I agree that I have been notified of my pay rate, overtime rate (if eligible), allowances, and designated payday at the time of my hire.  I have told my employer what my primary language is as shown below:

___ My primary language is English.

___ My primary language is _____.

Legal Name (Printed):________________________Signature:___________________________

Date:          /          /

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